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                                                                    Exhibit 3(4)




                               State of Delaware

                       Office of the Secretary of State

I, EDWARD J. FREEL, SECRETARY OF STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "VIRTUAL JERUSALEM LTD.", FILED IN THIS OFFICE ON THE THIRTEENTH DAY OF AUGUST, 13 1996, AT 3 O'CLOCK P.M.
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            Certificate of Incorporation of Virtual Jerusalem LTD.


1.  The name of the corporation is VIRTUAL JERUSALEM LTD.

2. The address of its registered office in the State of Delaware is No.9 East Loockerman Street, in the City of Dover, such address is National Corporate Research, Ltd.


3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the Corporation shall have authority to issue is twenty million (20,000,000) shares of which nineteen million (19,000,000) shares of par value of ($.0001) each, amounting in the aggregate to one thousand nine hundred dollars ($1,900.00) shall be Common Stock and of which one million (1,000,000) shares of par value of ($.0001) each, amounting in the aggregate to one hundred dollars ($100.00), shall be Preferred Stock.

    The holders of the Corporation's Common Stock as a class, have equal ratable rights to receive dividends when, and if declared by the Board of Directors, out of funds legally available therefore and are entitled upon liquidation of the Company to share ratably in the net assets available for distribution, are not redeemable and have no preemptive or similar rights; and holders of the Corporation's Common Stock have one non-cumulative vote fore each share held of record on all matters to be voted on all matters to be votes on by the Corporation's stockholders.

    All designations and the powers, preferences and rights, and qualifications, limitations or restrictions of the shares of Preferred Stock are to be determined by the board of directors.

5.  The Corporation is to have perpetual existence.

6. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the Corporation.


7. Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such a place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders, directors or any other person herein are granted subject to this reservation.

9. No director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i)for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation or law, (iii) under Section 174 of Delaware General Corporation Law, as the
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     same exists or hereafter may be amended, or (iv) for any transaction from which the director derives an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

10. The Corporation elects not to be governed by Section 203 of the Delaware General Corporation Law.

11.  The name and mailing address of the incorporator is:
     Julian Parks
     National Corporate Research, Ltd.
     225 West 34/th/ Street
     New York, NY 10122-0032

     I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of August 1996.


     Julian Parks, Sole Incorporator